EXHIBIT 10.1
SETTLEMENT AGREEMENT
Dated November 29, 2007
by and among
VISA U.S.A. INC.
and
VISA INC.
and
THE TJX COMPANIES, INC.
and
FIFTH THIRD BANK

TABLE OF CONTENTS

1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION	1
1.1. Definitions	1
1.2. Certain Rules of Construction	5

2. ACCOUNTING STATEMENT	5

3. ALTERNATIVE RECOVERY OFFER	5
3.1. Terms of Communication	5
3.2. Alternative Recovery Amount	6
3.3. Maximum Payment Amounts	6
3.4. Alternative Recovery Acceptance Report	7

4. OBLIGATIONS OF FIFTH THIRD; DISTRIBUTION BY VISA	7

5. TJX INDEMNITY	8

6. FINES, INTERCHANGE FEE RATE ADJUSTMENT, ETC.; OTHER MATTERS	8
6.1. Fine Suspension and Interchange Fee Rate Adjustment	8
6.2. Visa Pilot Security Program	9
6.3. TJX Spokesperson Activities	9
6.4. Covenant Not To Sue	9

7. RELEASE; CONSUMMATION DATE	9
7.1. Release	9
7.2. Conditions to Consummation; Consummation Date	9

8. OPT-IN THRESHOLD CONDITION; TERMINATION, ETC	10
8.1. Opt-In Threshold Condition	10
8.2. Termination:	10
8.3. Effect of Termination	11

9. REPRESENTATIONS AND WARRANTIES	11
9.1. Representations and Warranties of Visa	11
9.2. Representations and Warranties of TJX	12
9.3. Representations and Warranties of Fifth Third	13
9.4. No Presumption	13

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10. MISCELLANEOUS	13
10.1. Notices	13
10.2. Succession and Assignment; No Third-Party Beneficiary	15
10.3. Amendments and Waivers	15
10.4. Entire Agreement	15
10.5. Counterparts; Effectiveness	15
10.6. Non-Severability	15
10.7. Headings	16
10.8. Construction	16
10.9. Governing Law	16
10.10. Jurisdiction; Venue; Service of Process	16
10.11. Specific Performance	17
10.12. Waiver of Jury Trial	17
10.13. No Admission of Liability	17
10.14. Public Announcements	18

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EXHIBITS
Exhibit 3 — Form of Alternative Recovery Offer Communication, including Alternative Recovery Offer, with the following exhibit:
•	Exhibit A — Form of Acceptance of Alternative Recovery Offer
Exhibit 7.1 — Form of TJX and Fifth Third Release

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SETTLEMENT AGREEMENT
     SETTLEMENT AGREEMENT dated as of November 29, 2007 (together with the attached Exhibits, called this “Settlement Agreement”), by and among VISA U.S.A. INC., a Delaware corporation, and VISA INC., a Delaware corporation (hereinafter collectively called “Visa”), THE TJX COMPANIES, INC., a Delaware corporation (“TJX”), and FIFTH THIRD BANK, an Ohio banking corporation (“Fifth Third”).
     WHEREAS, prior to December 19, 2006, TJX’s computer system that processes and stores information related to customer transactions was subjected to unauthorized intrusions (further defined collectively below as the TJX Intrusion), during which payment card account data were at risk of being stolen;
     WHEREAS, certain issuers of payment cards bearing the “Visa” brand name may have certain rights under the operating regulations of Visa and/or Interlink to recover certain amounts (which amounts may be payable by Fifth Third and indemnifiable by TJX) by reason of losses and costs associated with the TJX Intrusion allegedly incurred by those issuers;
     WHEREAS, in order to settle potential claims and resolve other disputes among TJX, Fifth Third and Visa with respect to the possible rights of Visa issuers described above and potential associated claims by Visa issuers asserting such possible rights, TJX, Fifth Third and Visa have entered into this Settlement Agreement.
     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Settlement Agreement and in the attached Exhibits and subject to all the terms and conditions, Visa, TJX and Fifth Third agree as follows:
     1. DEFINITIONS; CERTAIN RULES OF CONSTRUCTION
          1.1. Definitions. The following capitalized terms and non-capitalized words and phrases have the meanings respectively assigned to them below, which meanings are applicable equally to the singular and plural forms of the terms so defined:
     “Accepting Issuer” has the meaning set forth in Section 3.1.
     “Accounting Statement” means a written statement which sets forth (with the issuers’ names redacted and replaced with a numerical identifier) the calculation of each Eligible Visa Issuer’s Alternative Recovery Amount, such calculation (a) to show that each Eligible Visa Issuer’s Set 1 ADCR Recovery, Set 2 ADCR Recovery, Set 3 ADCR Recovery, Set 4 ADCR Recovery, Total ADCR Recovery Amount, and Minimum Recovery Amount (if any) were all calculated in accordance with this Settlement Agreement, (b) to show that the aggregate amounts of the Set 1, 2, 3, and 4 ADCR Recoveries, the Total ADCR Recovery Amounts, the Minimum Recovery Amounts, and the Alternative Recovery Amounts of the Eligible Visa Issuers equal the maximum payment amounts for such items set forth in Paragraph 3.4 of this Settlement Agreement, and (c) to contain an issuer-by-issuer breakdown (with the names of the issuers redacted and replaced with a numerical identifier) of the number of Visa accounts each Eligible Visa Issuer has in each Set of Accounts, as well as the amount of each Eligible Visa Issuer’s Set

1 ADCR Recovery, Set 2 ADCR Recovery, Set 3 ADCR Recovery, Set 4 ADCR Recovery, Total ADCR Recovery Amount, Minimum Recovery Amount (if any) and Alternative Recovery Amount.
     “ADCR Recovery” means, as to any set of Visa Accounts, the recovery that would be available to Visa issuers under the ADCR Rules with respect to such accounts as a result of the TJX Intrusion assuming the ADCR Rules were applicable to such accounts in the context of the TJX Intrusion.
     “ADCR Rules” means the rules set forth in Chapter 4 of Visa’s Dispute Resolution Rules, together with Visa’s published methodology for applying such rules, and together with any other standard Visa methodology for applying such rules that is not inconsistent with such rules or such published methodology.
     “Affiliated Person” means, as to any Person, the past, present, and future representatives, attorneys, agents, accountants, assigns, insurers, administrators, officers, directors, trustees, employees, retained contractors, parents, affiliates, subsidiaries, predecessors, and successors of the Person, and any other Persons acting on behalf of the Person, all in their capacities as such.
     “Alternative Recovery Acceptance” has the meaning set forth in Section 3.1.
     “Alternative Recovery Acceptance Report” has the meaning set forth in Section 3.4.
     “Alternative Recovery Amount” has the meaning set forth in Section 3.2.
     “Alternative Recovery Offer Date” has the meaning set forth in Section 3.
     “Alternative Recovery Offer” has the meaning set forth in Section 3.1.
     “Alternative Recovery Acceptance Deadline” has the meaning set forth in Section 8.1.
     “Calculated Set 3/4 Percentage” means the percentage such that the combined aggregate amount of the Set 3 ADCR Recoveries and the Set 4 ADCR Recoveries equals $19.110 million, which percentage shall be identical for purposes of determining both Set 3 ADCR Recoveries and Set 4 ADCR Recoveries.
     “Consummation Date” has the meaning set forth in Section 7.2.
     “Eligible Account” means any Identified Visa Account that is a Set 1 Account, a Set 2 Account, a Set 3 Account or a Set 4 Account.
     “Eligible Visa Issuer” means an issuer of an Eligible Account.
     “Identified Visa Accounts” means those Visa Accounts that were identified to Visa by or at the request of Fifth Third and/or TJX on or before the date of this Settlement Agreement in response to Visa’s requests for information as to those Visa Accounts that Visa considered may have been at risk from the TJX Intrusion.
     “Interlink” means Interlink Network, Inc., a wholly owned subsidiary of Visa.
     “Minimum Recovery Amount” for each Eligible Visa Issuer shall mean an amount determined as follows: (i) for an Eligible Visa Issuer for which the Total ADCR Recovery Amount is less than $25, the “Minimum Recovery Amount” shall be the difference between $250 and the amount of such Eligible Visa Issuer’s Total ADCR Recovery Amount, and (ii) for an Eligible Visa Issuer for which the Total ADCR Recovery Amount is at least $25 but not more than $699, the “Minimum Recovery Amount” shall be the difference between $700 and the amount of such Eligible Visa Issuer’s Total ADCR Recovery Amount.
     “Opt-In Termination Notice” has the meaning set forth in Section 8.2.
     “Opt-In Threshold Condition” has the meaning set forth in Section 8.1.
     “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
     “Release” has the meaning set forth in Section 7.1.
     “Set 1 Accounts” means those Identified Visa Accounts that were used to make U.S.-acquired signature-based payment card transactions at TJX Stores during the period from December 31, 2002 through September 2, 2003.
     “Set 2 Accounts” means those Identified Visa Accounts that were used to make U.S.-acquired PIN-based payment card transactions at TJX Stores during the period from December 31, 2002 through September 2, 2003, provided, that there shall be excluded from the Set 2 Accounts any Identified Visa Account that is a Set 1 Account.
     “Set 3 Accounts” means those Identified Visa Accounts that were used to make U.S.-acquired PIN-based payment card transactions at TJX Stores during the period from May 15, 2006 through December 18, 2006, provided, that there shall be excluded from the Set 3 Accounts any Identified Visa Account that is a Set 1 Account or a Set 2 Account.
     “Set 4 Accounts” means those Identified Visa Accounts that were used to make U.S.-acquired signature-based payment card transactions at TJX Stores during the period from May 15, 2006 through December 18, 2006, provided, that there shall be excluded from the Set 4 Accounts any Identified Visa Account that is a Set 1 Account, a Set 2 Account or a Set 3 Account.
     “Set 1 ADCR Recovery” has the meaning set forth in the definition of Total ADCR Recovery Amount.

     “Set 2 ADCR Recovery” has the meaning set forth in the definition of Total ADCR Recovery Amount.
     “Set 3 ADCR Recovery” has the meaning set forth in the definition of Total ADCR Recovery Amount.
     “Set 4 ADCR Recovery” has the meaning set forth in the definition of Total ADCR Recovery Amount.
     “Set Accounts” or “Set of Accounts” means one or more of the Set 1 Accounts, Set 2 Accounts, Set 3 Accounts or Set 4 Accounts, as the context may require.
     “Settlement Agreement” has the meaning set forth in the preamble hereto.
     “Termination Date” has the meaning set forth in Section 8.2
     “Total ADCR Recovery Amount” means, for each Eligible Visa Issuer, the sum of the following amounts:
(i)	Set 1 Accounts: in respect of all Set 1 Accounts of an Eligible Visa Issuer, an amount (such issuer’s “Set 1 ADCR Recovery”) equal to 100% of the ADCR Recovery on such issuer’s Set 1 Accounts.
(ii)	Set 2 Accounts: in respect of all Set 2 Accounts of an Eligible Visa Issuer, an amount (such issuer’s “Set 2 ADCR Recovery”) equal to 25% of the ADCR Recovery on such issuer’s Set 2 Accounts.
(iii)	Set 3 Accounts: in respect of all Set 3 Accounts of an Eligible Visa Issuer, an amount (such issuer’s “Set 3 ADCR Recovery”) equal to the Calculated Set 3/4 Percentage of the ADCR Recovery on such issuer’s Set 3 Accounts.
(iv)	Set 4 Accounts: in respect of all Set 4 Accounts of an Eligible Visa Issuer, an amount (such issuer’s “Set 4 ADCR Recovery”) equal to the Calculated Set 3/4 Percentage of the ADCR Recovery on such issuer’s Set 4 Accounts.
     “TJX Acquirers” means, in their capacities as acquiring banks for TJX, Fifth Third and Chase Paymentech Solutions LLC (formerly known as Chase Merchant Services LLC), together with the Affiliated Persons of such Persons.
     “TJX Intrusion” means the TJX computer system intrusion(s) that are the subject of CAMS Event 2007-030-IC, and all its subparts.
     “TJX Stores” means any stores operated by TJX under any of the names T.J. Maxx, Marshalls, HomeGoods, A.J. Wright, T.J. Maxx ‘n More, Marshalls MegaStore, and The Maxx.

     “Visa Account” means a payment card account with the Visa Flag Symbol or Visa Brand Mark issued by or through a U.S. member of Visa (or by or through some other entity sponsored directly or indirectly by a U.S. member of Visa) that enables the purchase of goods from a merchant.
          1.2. Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Settlement Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not expressly prohibited by this Settlement Agreement.
     2. ACCOUNTING STATEMENT. Prior to the execution and delivery of this Settlement Agreement, Visa has delivered to TJX and Fifth Third a preliminary version of the Accounting Statement, which version conforms to the requirements of the Accounting Statement except that, in regard to the Set 3 Accounts and the Set 4 Accounts, it assumes that “January 5, 2007” is substituted for “December 18, 2006” in defining those terms, and except that it does not provide (i) the number of Eligible Accounts on a set-by-set basis; (ii) the number of Eligible Accounts that were excluded in calculating the ADCR Recovery amounts shown; or (iii) the derivation of the payout factor that was used in calculating the counterfeit fraud portion of the ADCR Recovery amounts shown. Visa shall deliver the Accounting Statement to TJX and Fifth Third on November 30, 2007.
     3. ALTERNATIVE RECOVERY OFFER. Visa hereby agrees to send to all Eligible Visa Issuers on December 6, 2007 (the “Alternative Recovery Offer Date”) the communication attached as Exhibit 3, appropriately completed for each Eligible Visa Issuer.
          3.1. Terms of Communication. The Alternative Recovery Offer communication shall include an offer to the Visa issuer to which it is addressed of such issuer’s Alternative Recovery Amount, as an alternative to any recovery in connection with such issuer’s Eligible Accounts that such issuer might be entitled to under the operating regulations of Visa and/or Interlink by reason of costs allegedly incurred by such issuer by reason of the TJX Intrusion (the “Alternative Recovery Offer”), and shall recommend acceptance of the Alternative Recovery Offer by Eligible Visa Issuers. Each Eligible Visa Issuer which on or before the Alternative Recovery Acceptance Deadline executes and delivers to Visa the “Alternative Recovery Acceptance” appearing as Exhibit 1 to the Alternative Recovery Offer communication (the “Alternative Recovery Acceptance”) (each such issuer is herein called an “Accepting Issuer”) shall, effective on the Consummation Date, as provided in the Alternative Recovery Acceptance, irrevocably waive the Accepting Issuer’s right to assert against Visa, TJX, the TJX Acquirers, and the Affiliated Persons of each of them, and shall fully and finally release Visa, TJX, the TJX Acquirers, and the Affiliated Persons of each of them from, (a) any claim or right of recovery the Accepting Issuer might otherwise have had in respect of any of its Identified Visa Accounts under the Visa and/or Interlink operating regulations (whether under the ADCR Rules, the compliance rules contained in said regulations, or otherwise) by reason of any matter, occurrence, or event pertaining to the TJX Intrusion, (b) any dispute or objection the Accepting Issuer might otherwise be entitled to raise or make with respect to the amount, or the calculation of the amount, of its Alternative Recovery Amount as shown in the Alternative Recovery Offer, and (c) any claim or right the Accepting Issuer might be entitled to assert, and any monetary recovery or other relief that the Accepting Issuer might be entitled to seek or receive, in any litigation or other proceeding (including without limitation the pending putative class action proceedings consolidated under the caption entitled In re TJX Companies Retail Security Breach Litigation, Master Docket No. 07-10162-WGY, pending in the United States District Court for the District of Massachusetts), or under any other laws, rules or regulations, in connection with any injury or harm the Accepting Issuer may have incurred in its capacity as a Visa issuer with respect to any of its Identified Visa Accounts by reason of any matter, occurrence, or event pertaining to the TJX Intrusion (whether or not such matter, occurrence, or event is known to the Accepting Issuer as of the date of the Alternative Recovery Acceptance). Visa agrees to provide to TJX and to Fifth Third on a daily basis with a copy of each Alternative Recovery Acceptance received by Visa on the preceding day and with an update, in the required form of the Alternative Recovery Acceptance Report, as to whether and by what amount the Opt-In Threshold Condition has or has not been satisfied.
          3.2. Alternative Recovery Amount. Effective on the Consummation Date, each Accepting Issuer shall be entitled to receive the Total ADCR Recovery Amount for such issuer and any Minimum Recovery Amount for such issuer (the combined amount of an Eligible Visa Issuer’s Total ADCR Recovery Amount and Minimum Recovery Amount being, as to any Eligible Visa Issuer, such issuer’s “Alternative Recovery Amount”); provided, however, that the total amount of all payments to Accepting Issuers under this Settlement Agreement shall not exceed the maximum amounts set forth in Section 3.3 below.
          3.3. Maximum Payment Amounts. The aggregate amount of Fifth Third’s payment obligation under Section 4, and TJX’s indemnity obligation under Section 5, shall not in any event exceed the amounts set forth in Section 3.3.1 below, reduced by the amounts determined pursuant to Section 3.3.2 below:
               3.3.1. Acceptance by All Eligible Visa Issuers. Assuming that all Eligible Visa Issuers accept the Alternative Recovery Offer, the aggregate amount of such obligations shall not exceed: (i) in respect of all Accepting Issuers’ Set 1 ADCR Recoveries, an aggregate of $19,062,000, (ii) in respect of all Accepting Issuers’ Set 2 ADCR Recoveries, $1,201,000, (iii) in respect of all Accepting Issuers’ Set 3 ADCR Recoveries and Set 4 ADCR Recoveries, an aggregate amount of $19,110,000 for both Sets of Accounts, (iv) in respect of all Accepting Issuers’ Total ADCR Recovery Amounts, an aggregate of $39,373,000 and (v) in respect of all Accepting Issuers’ Minimum Recovery Amounts, an aggregate of $1,490,000. The aggregate amount payable by Fifth Third and indemnifiable by TJX in respect of all Accepting Issuers’ Alternative Recovery Amounts shall not in any event exceed a total of $40,863,000.
               3.3.2. Reduction for Non-Acceptances. The maximum aggregate amounts of the Set 1, 2, 3, and 4 ADCR Recoveries, the Total ADCR Recovery Amounts, the Minimum Recovery Amounts, and the Alternative Recovery Amounts, as stated in Section 3.3.1, assume 100% acceptance of the Alternative Recovery Offer by the Eligible Visa Issuers. The

only amounts actually payable by Fifth Third and indemnifiable by TJX under Sections 4 and 5 of this Settlement Agreement shall be the Alternative Recovery Amount of each Accepting Issuer. Accordingly, each of the aggregate maximum dollar amounts set forth in Section 3.3.1 shall be reduced, and the potential liability of Fifth Third and TJX under Sections 4 and 5 of this Settlement Agreement in respect of each of those maximum aggregate amounts shall correspondingly be reduced, dollar for dollar, by the aggregate dollar amounts that Eligible Visa Issuers that do not timely submit their respective Alternative Recovery Acceptances would have been entitled to receive under the Alternative Recovery Offer had they qualified hereunder to be Accepting Issuers.
          3.4. Alternative Recovery Acceptance Report. Visa hereby agrees that before 12 noon, Eastern time, December 20, 2007, Visa shall deliver to TJX and Fifth Third a written report (the “Alternative Recovery Acceptance Report”) (i) identifying by name (and by the numerical identifier used for such issuer in the Accounting Statement) each Eligible Visa Issuer that satisfied the requirements of the Alternative Recovery Offer and is thereby an Accepting Issuer and (ii) providing (with the names of the issuers redacted and replaced with the same numerical identifiers used for such issuers in the Accounting Statement) a tabulation in the same format as the Accounting Statement of the Eligible Visa Issuers that did not satisfy such requirements. The Alternative Recovery Acceptance Report shall also set forth in the same detail as the Accounting Statement the calculation and amount of (i) each Eligible Visa Issuer’s Set 1 ADCR Recovery, Set 2 ADCR Recovery, Set 3 ADCR Recovery and Set 4 ADCR Recovery, and (ii) the Minimum Recovery Amount of each Accepting Issuer that is entitled to receive a Minimum Recovery Amount. Finally, the Alternative Recovery Acceptance Report shall set forth the calculation of the number of accounts covered by Alternative Recovery Acceptances on an issuer-by-issuer basis and whether the Opt-In Threshold Condition has been satisfied as provided in Section 8.1. The delivery of the Alternative Recovery Acceptance Report by Visa shall constitute a representation and warranty by Visa, and Visa shall be deemed to represent and warranty by such delivery (i) that Visa has correctly identified the Accepting Issuers, that each such Accepting Issuer has timely provided Visa with a correct and complete Alternative Recovery Acceptance, and that the information contained in the Alternative Recovery Acceptance Report regarding the Accepting Issuers is true, correct and complete, and (ii) Visa has correctly identified those Eligible Visa Issuers that did not satisfy the requirements of the Alternative Recovery Offer and are not entitled to payments under it and the information contained in the Alternative Recovery Acceptance Report with respect to such issuers is true, correct and complete. The Alternative Recovery Acceptance Report shall be accompanied by copies of all of the Alternative Recovery Acceptances reflected in the Report.
     4. OBLIGATIONS OF FIFTH THIRD; DISTRIBUTION BY VISA. Subject to all the conditions of this Settlement Agreement and the satisfaction of the other parties’ obligations hereunder (including without limitation Fifth Third’s receipt of funds from TJX as called for by Section 5), (a) Fifth Third agrees to pay to Visa (by making such funds available to Visa to take through Visa’s settlement process) same day funds not later than December 24, 2007 the aggregate amount of all Accepting Issuers’ Alternative Recovery Amounts, the calculation of which aggregate amount shall be set forth on the Alternative Recovery Acceptance Report furnished by Visa to TJX and Fifth Third as provided in Section 3.4, and (b) Visa agrees that, on or before December 27, 2007, it shall distribute to each Accepting Issuer its Alternative Recovery Amount. Visa is not obligated to distribute the Alternative Recovery Amount to each

Accepting Issuer until funds have been received from Fifth Third as called for by clause (a) of the first sentence of this Section 4.
     5. TJX INDEMNITY. TJX agrees to indemnify and hold harmless Fifth Third from and against payment of the aggregate amount of all Accepting Issuers’ Alternative Recovery Amounts required by the terms of Section 4. Upon Fifth Third’s becoming obligated to pay such aggregate amount to Visa as required by Section 4, TJX hereby agrees that it shall, sufficiently in advance of the due date of such payment so as to enable Fifth Third to make such payment timely, provide Fifth Third with same day funds equal to the amount so required to be paid by Fifth Third.
     6. FINES, INTERCHANGE FEE RATE ADJUSTMENT, ETC.; OTHER MATTERS. Effective as of the Consummation Date, the parties agree as follows:
          6.1. Fine Suspension and Interchange Fee Rate Adjustment. Visa agrees that it will suspend fines pending, but not yet imposed and collected, on Fifth Third arising from its alleged failure to ensure TJX’s compliance with Visa data security requirements or as a result of TJX’s alleged failure to be fully PCI DSS compliant by September 30, 2007 (which was Visa’s deadline for TJX’s PCI DSS compliance) including the elimination of all storage of prohibited account data. Those fines, which have a maximum level of $225,000 for Fifth Third Bank, will be waived by Visa based upon the PCI DSS ROC submitted on behalf of TJX and received by Visa on October 12, 2007. Effective October 18, 2007, Visa has restored TJX’s credit and debit card interchange fee rates to the levels that pertained before the change implemented on October 13, 2007, such restoration having been accomplished on an accelerated basis so as to have become effective 21 calendar days earlier than would have been the case in the normal course, and such acceleration having reduced the interchange fees paid by TJX by an estimated approximately $10,000 per day from what they otherwise would have been during such 21-calendar-day period, and such reduction having been a material factor in leading Fifth Third and TJX to agree to increase the aggregate maximum amount of the funding of the Alternative Recovery Offer to $40,863,000 as set forth in Section 3.3. In addition, when Visa’s Board of Directors rules on the pending appeal of the fines previously imposed on Fifth Third, the Board will at a minimum rescind the $500,000 Egregious Violation fine, based on the totality of the circumstances known to Visa, including the pre-breach conduct and post-breach efforts of Fifth Third and TJX and their decisions to enter into this Settlement Agreement, provided that this settlement is finalized and approved, the 80% threshold for issuer participation is either met or waived, and the TJX and Fifth Third Release becomes effective (such promised rescission having been a material factor in leading Fifth Third and TJX to agree to increase the aggregate maximum amount of the funding of the Alternative Recovery Offer to $40,863,000 as set forth in Section 3.3). Visa agrees that (i) Visa will not impose on or collect from any of the TJX Acquirers any further fines, (ii) Visa will not impose any changes in interchange fee rates on TJX or any of the TJX Acquirers and (iii) Visa will not impose on or assert against TJX or any of the TJX Acquirers or any Affiliated Person of TJX or the TJX Acquirers any claim, provided that this sentence applies only with respect to (a) the TJX Intrusion or (b) alleged non-compliance by TJX with Visa’s data security requirements on or before the date of this Settlement Agreement to the extent such alleged non-compliance is based on facts that relate to the TJX Intrusion (whether or not such facts were known to Visa as of the date of this Settlement Agreement ) or that were known to Visa as of the date of this Settlement Agreement (whether or not such facts relate to the TJX Intrusion). To further effectuate the intention of the preceding sentence, Visa certifies that it has read and understands, and hereby expressly waives, the benefits of Section 1542 of the California Civil Code, and any and all similar statutes, rules and legal doctrines in California or any other jurisdiction.
          6.2. Visa Pilot Security Program. Visa agrees to offer to TJX’s Visa acquiring bank the right for TJX to participate in at least one pilot program of an appropriate security-related payment card technology, if any, that Visa introduces for or makes available for piloting by any merchants in TJX’s class within the United States during the twenty-four month period following the date of this Settlement Agreement.
          6.3. TJX Spokesperson Activities. TJX agrees that upon Visa’s request, TJX will serve on at least four occasions during the twenty-four month period following the date of this Settlement Agreement as a spokesperson in support of the goals of the Payment Card Industry Data Security Standards and the security of payment card information.
          6.4. Covenant Not To Sue. TJX, Visa, and Fifth Third each hereby covenants and agrees that neither it nor any of its Affiliated Persons will initiate any litigation prior to July 1, 2008 against either of the others or any of their Affiliated Persons with respect to any ruling that Visa has made or may make with regard to any compliance claim that may be filed by a U.S. Visa issuer with respect to U.S.-acquired transactions related to the TJX Intrusion after the date of this Settlement Agreement and, further, that no such litigation will be initiated unless and until Fifth Third, TJX, and Visa have conducted a good faith negotiation relative to the ruling(s) at issue, such negotiation having been attended in person by a business representative from each party having the title of Senior Vice President or higher, and such negotiation having been unsuccessful in resolving the dispute regarding the ruling(s) at issue.
     7. RELEASE; CONSUMMATION DATE.
          7.1. Release. Upon the satisfaction of all of the other conditions set forth in Section 7.2 below, each of TJX and Fifth Third hereby agree that they shall deliver the Release attached to this Settlement Agreement as Exhibit 7.1 (the “Release”).
          7.2. Conditions to Consummation; Consummation Date. It is a condition to the consummation of this Settlement Agreement that a termination notice pursuant to Section 8.2 shall not have been given by TJX, Visa, or Fifth Third. In the event that such a termination notice has not been given, this Settlement Agreement shall be consummated on the date (which is expected to be December 24, 2007) (the “Consummation Date”) when all of the following conditions shall have been satisfied:
(a)	TJX shall have paid to Fifth Third the amount required to be paid by Section 5;
(b)	Fifth Third shall have paid to Visa the aggregate amount required to be paid by Section 4;

(c)	TJX and Fifth Third shall have executed and delivered the Release described in Section 7.1; and
(d)	The representations and warranties of each party shall be true and correct in all material respects on the Consummation Date with the same force and effect as if made as of the Consummation Date and each Party shall have performed and complied with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it.
     8. OPT-IN THRESHOLD CONDITION; TERMINATION, ETC.
          8.1. Opt-In Threshold Condition. The obligations of Fifth Third and TJX to make any of the payments required by the terms of this Settlement Agreement or to deliver the Release are subject to the condition that at or before 5:00 p.m., Pacific time, on December 19, 2007 (the “Alternative Recovery Acceptance Deadline”) the Alternative Recovery Offer shall have been accepted by Eligible Visa Issuers that in the aggregate issued not less than eighty percent (80%) of the Eligible Accounts (such percentage acceptance by the Alternative Recovery Acceptance Deadline is herein called the “Opt-In Threshold Condition”). The Alternative Recovery Acceptance Report shall set forth calculations that show whether and by what amount the Opt-In Threshold Condition has or has not been satisfied.
          8.2. Termination. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Consummation Date:
8.2.1. by mutual written consent of TJX, Fifth Third and Visa;
8.2.2. by any of TJX, Fifth Third and Visa, by written notice to the other parties, at any time after December 31, 2007 if the Consummation Date has not occurred by such date (unless the Consummation Date has not occurred as the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating party);
8.2.3. by TJX or Fifth Third, by written notice to the other parties, if either (i) there has been or will be a material breach of, or inaccuracy in, any representation or warranty of Visa contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which TJX or Fifth Third’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Visa has breached or violated any of its covenants and agreements contained in this Agreement;
8.2.4. by Visa, by written notice to the other parties, if either (i) there has been or will be a material breach of, or inaccuracy in, any representation or warranty of either TJX or Fifth Third contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Visa’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) TJX or Fifth Third has breached or violated any of its covenants and agreements contained in this Agreement; and
8.2.5. by TJX or Fifth Third, by written notice to the other parties (which shall reference this Section 8.2.5) (the “Opt-In Termination Notice”) not later than 4:00 p.m., Pacific time, on December 21, 2007, if the Opt-In Threshold Condition is not satisfied on or before the Alternative Recovery Acceptance Deadline.
Effective with any such notice (delivered as provided in Section 10.1), this Settlement Agreement shall terminate and be of no further force or effect, except as provided in Section 8.3; provided, however, that in the event that the Opt-In Threshold Condition shall not have been satisfied, TJX and Fifth Third shall have the right, in their absolute discretion, but acting jointly, to waive the Opt-In Threshold Condition, it being understood that either TJX or Fifth Third has the right under this Section 8.2 to send the Opt-In Termination Notice as provided herein.
          8.3. Effect of Termination. If this Settlement Agreement is terminated by any party as permitted by Section 8.2, such termination shall be effective as against all parties to this Settlement Agreement and shall be without liability of any party to the other parties to this Settlement Agreement, except for liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date. In the event of such termination it is agreed by the parties that, as provided in Section 10.13, none of Visa’s agreement to present the Alternative Recovery Offer to Eligible Visa Issuers, Fifth Third’s agreement to fund the Alternative Recovery Amounts and TJX’s agreement to indemnify for such funding or any other provision of this Settlement Agreement shall be cited in any way by Visa, Fifth Third, or TJX, or be deemed evidence of an admission on the part of any of the parties in any subsequent dispute regarding the propriety of the standard ADCR and compliance processes or in any other subsequent dispute other than a dispute relative to the enforcement of this Settlement Agreement (including without limitation an admission on the part of Fifth Third that it was the relevant acquirer with respect to all the transactions at issue). The provisions of this Section 8.3 and Section 10 shall survive any termination pursuant to Section 8.2.
     9. REPRESENTATIONS AND WARRANTIES. Each of the parties to this Settlement Agreement hereby makes the following representations and warranties to the other parties hereto:
          9.1. Representations and Warranties of Visa. In addition to its representations made in connection with the delivery of the Alternative Recovery Acceptance Report as provided in Section 3.4, Visa hereby represents and warrants that:
               9.1.1. Authorization. The execution, delivery and performance by Visa of its obligations under this Settlement Agreement, including the Exhibits to which Visa is a party,

and the consummation by Visa of the transactions contemplated hereby and thereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which Visa is a party when executed and delivered by it will constitute, a valid and binding agreement of Visa, enforceable against Visa in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
9.1.2. Non-Contravention. The execution, delivery and performance by Visa of this Settlement Agreement and the Exhibits to which Visa is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of Visa, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon Visa, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.
9.1.3. Accounting Statement. The calculations of amounts set forth in the Accounting Statement for each Eligible Visa Issuer were performed in accordance with Visa’s methodologies and consistent with the definitions herein of Set 1 ADCR Recovery, Set 2 ADCR Recovery, Set 3 ADCR Recovery, Set 4 ADCR Recovery, Total ADCR Recovery Amount, Minimum Recovery Amount, and Alternative Recovery Amount (it being understood that Visa relied on transaction information provided by or at the request of TJX and/or Fifth Third in determining whether any particular Visa Account was an Eligible Account). The aggregate amounts for each Eligible Visa Issuer and for all the Eligible Visa Issuers set forth in the Accounting Statement are equal to the amounts obtained by application of such methodologies, are consistent with the terms of this Settlement Agreement, and (in the case of the aggregate amounts set forth for all the Eligible Visa Issuers) equal the maximum payment amounts set forth in Paragraph 3.3 hereof.
9.2. Representations and Warranties of TJX. TJX hereby represents and warrants that:
9.2.1. Authorization. The execution, delivery and performance by TJX of its obligations under this Settlement Agreement, including the Exhibits to which TJX is a party, and the consummation by TJX of the transactions contemplated hereby and thereby, are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which TJX is a party when executed and delivered by it will constitute, a valid and binding agreement of TJX, enforceable against TJX in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
9.2.2. Non-Contravention. The execution, delivery and performance by TJX of this Settlement Agreement and the Exhibits to which TJX is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of TJX, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon TJX, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.

          9.3. Representations and Warranties of Fifth Third. Fifth Third hereby represents and warrants that:
               9.3.1. Authorization. The execution, delivery and performance by Fifth Third of its obligations under this Settlement Agreement, including the Exhibits to which Fifth Third is a party, and the consummation of the transactions contemplated hereby and thereby by Fifth Third are within its corporate powers and have been duly authorized by all necessary corporate action. This Settlement Agreement constitutes, and each of the Exhibits to which Fifth Third is a party when executed and delivered by it will constitute, a valid and binding agreement of Fifth Third, enforceable against Fifth Third in accordance with its terms, except to the extent such enforceability may be limited to bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity.
               9.3.2. Non-Contravention. The execution, delivery and performance by Fifth Third of this Settlement Agreement and the Exhibits to which Fifth Third is a party (a) do not and will not (i) violate the certificate of incorporation or by-laws of Fifth Third, or (ii) require any consent that has not been given or other action that has not been taken by any Person under any instrument binding upon Fifth Third, and (b) do not require any action by or filing with any domestic or foreign, federal, state or local governmental authority, department, court or agency.
          9.4. No Presumption. No breach of or inaccuracy in any representation and warranty made by any party in this Settlement Agreement shall be presumed to be material merely by reason of such representation and warranty having been characterized in this Settlement Agreement as a representation and warranty and not merely as a representation.
     10. MISCELLANEOUS
          10.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Settlement Agreement must be in writing and must be delivered, given or otherwise provided:
(a)	by hand (in which case, it will be effective upon delivery);
(b)	by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission);
(c)	by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or

(d)	by electronic mail
in each case, to the address (or facsimile number) listed below:
If to Visa, to it at:

Visa Inc.
P.O. Box 8999
San Francisco, California 94128-8999
Telephone number: 650-432-3200
Facsimile number: 415-932-2525
Attention: General Counsel
with a copy to:
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Telephone number: 415-984-8700
Facsimile number: 415-984-8701
Attention: Randall W. Edwards, Esq.
If to Fifth Third, to it at:
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Telephone number: 513-534-8780
Facsimile number: 513-534-7678
Attention: John C. Huber, Esq.
with a copy to:
Vorys, Sater, Seymour and Pease LLP
221 East Fourth Street
Cincinnati, Ohio 45202
Telephone number: (513) 723-4078
Facsimile number: (513) 852-8448
Attention: W. Breck Weigel, Esq.
If to TJX, to it at:
770 Cochituate Road
Framingham, Massachusetts 01701
Telephone number: 508-390-1000
Facsimile number: 508-390-5022
Attention: Ann McCauley, Esq.
with a copy to:
Ropes & Gray LLP
One International Place

Boston, Massachusetts 02110
Telephone number: (617) 951-7000
Facsimile number: (617) 951-7050
Attention: Douglas H. Meal, Esq.
Each of the parties to this Settlement Agreement may specify different address or facsimile number by giving notice in accordance with this Section 10.1 to each of the other parties.
          10.2. Succession and Assignment; No Third-Party Beneficiary. This Settlement Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party for all purposes of this Settlement Agreement. No party may assign, delegate or otherwise transfer either this Settlement Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. This Settlement Agreement is for the sole benefit of the parties and nothing in this Settlement Agreement (whether expressed or implied) will give or be construed to give any Person (including without limitation Eligible Visa Issuers), other than the parties, any legal or equitable rights in connection with this Settlement Agreement.
          10.3. Amendments and Waivers. No amendment or waiver of any provision of this Settlement Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Visa, TJX and Fifth Third, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Settlement Agreement will operate as a waiver thereof.
          10.4. Entire Agreement. This Settlement Agreement, together with any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties with respect to the subject matter of this Settlement Agreement and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect such subject matter (other than the parties’ existing confidentiality obligations to one another with respect to such subject matter).
          10.5. Counterparts; Effectiveness. This Settlement Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Settlement Agreement will become effective when duly executed by each party hereto.
          10.6. Non-Severability. The parties to this Settlement Agreement have negotiated the provisions of this Settlement Agreement as an integral whole and would not have entered into this Settlement Agreement if the provisions hereof had not been written as they appear herein. Accordingly, if at any time, whether before or after the Consummation Date any term or provision of this Settlement Agreement or any document delivered pursuant to this

Settlement Agreement should be held invalid or unenforceable by any court of competent jurisdiction, the parties intend that this Settlement Agreement may be terminated by written notice to the other parties referencing this Section 10.6 and delivered in accordance with Section 10.1, which notice shall have the same effect as if a termination notice pursuant to Section 8.2 had been delivered, as provided in Section 8.3, and that each party shall thereafter take such action as may be necessary to restore the other parties to their positions immediately prior to their execution of this Settlement Agreement.
10.7. Headings. The headings contained in this Settlement Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
10.8. Construction. The parties have participated jointly in the negotiation and drafting of this Settlement Agreement. In the event an ambiguity or question of intent or interpretation arises, this Settlement Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Settlement Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
10.9. Governing Law. This Settlement Agreement and the rights of the parties and all Actions arising in whole or in part under it, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Notwithstanding the foregoing, the Release shall be governed by the substantive law of the State of California.
10.10. Jurisdiction; Venue; Service of Process.
10.10.1. Jurisdiction. Each party to this Settlement Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Settlement Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
               10.10.2. Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement, such party may bring Actions only in the state courts located in the Borough of Manhattan or in the United States District Court for the Southern District of New York. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
               10.10.3. Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Settlement Agreement in any manner permitted by New York law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.
          10.11. Specific Performance. The parties will have such entitlement as may be provided under applicable law to seek and obtain an injunction or injunctions to prevent breaches or violations of the provisions of this Settlement Agreement and to enforce specifically this Settlement Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which the parties may be entitled, at law or in equity.
          10.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS SETTLEMENT AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS SETTLEMENT AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
          10.13. No Admission of Liability. Neither this Settlement Agreement nor the Alternative Recovery Offer, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement or the Alternative Recovery Offer: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity or lack thereof of any claim or right of recovery or cause of action against or by, or of any wrongdoing or liability of any of the parties to this Agreement, the TJX Acquirers or the Affiliated Persons of each of them; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the parties to this Agreement, the TJX Acquirers or the Affiliated Persons of each of them, in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Any of the parties to this Agreement may file this Settlement Agreement, the Releases, and/or the Alternative Recovery Acceptances in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.
          10.14. Public Announcements. The parties understand that this Settlement Agreement will be disclosed in a filing by TJX with the Securities and Exchange Commission (“SEC”), in a press release by TJX, and by public disclosure by Visa, and may also be publicly disclosed by Fifth Third in its sole discretion.
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     IN WITNESS WHEREOF, each of the undersigned has executed this Settlement Agreement as an agreement under seal as of the date first above written.

VISA INC.

By:	/s/ John Partridge

Name: John Partridge
Title: Executive Vice President

VISA U.S.A. INC.

By:	/s/ John Partridge

Name: John Partridge
Title: Executive Vice President

THE TJX COMPANIES, INC.

By:	/s/ Donald G. Campbell

Name: Donald G. Campbell
Title: Vice Chairman

FIFTH THIRD BANK

By:	/s/ John C. Huber

Name: John C. Huber
Title: Vice President